SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this "***Agreement***") dated as of the 1st day of February, 2010 is by and between State Bank and Trust Company, a Georgia state-chartered bank ("***SBT***" or the "***Bank***") and **Bradford L Watkins** (the "***Officer***").

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Bank has determined that it is in the best interests of the Bank and its shareholders to enter into this Separation Agreement in order to assure that the Bank will have the continued dedication of Officer, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Bank; and

WHEREAS, in accordance with the foregoing, the Bank will make a severance payment to the Officer if the Officer's employment is terminated by the Bank without Cause or by the Officer for Good Reason (as such terms are defined herein) following a Change in Control, all as specifically set forth in this Agreement; and

WHEREAS, Officer has determined that it is in the best interests of Officer to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1. CERTAIN DEFINITIONS.

(a) "Affiliated Company" means any company controlled by, controlling or under common control with the Bank.

(b) "Bank Information" means Confidential Information and Trade Secrets.

(c) "Change of Control" means any of the following events described in paragraphs (i) through (iv) below.

(i) the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Bank, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote more than fifty-one percent (51%) of any class of voting securities of the Bank;

(ii) within any twelve-month period after June 30, 2010, the persons who were directors of the Bank immediately before the beginning of such twelve-month period (the "***Incumbent Directors***") shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the date of this Agreement shall be deemed to be an Incumbent Director if that director was elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial

assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii) the approval by the stockholders of the Bank of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

(iv) the sale, transfer or assignment of all or substantially all of the assets of the Bank and its subsidiaries to any third party.

(d) "Change of Control Period" means the period commencing on the date hereof and ending one (1) year following the date of this Agreement; *provided, however*, that, commencing one (1) year following date of this Agreement, and each one-year anniversary of such date (such date and each such one-year anniversary thereof, the "***Renewal Date***") unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one (1) year from such Renewal Date, unless, at least ninety (90) days prior to the next Renewal Date, the Bank shall give notice to the Officer that the Change of Control Period shall not be so extended.

(e) "Confidential Information" means data and information relating to the Business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Officer or of which the Officer became aware as a consequence of or through the Officer's relationship to the Bank and which has value to the Bank and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

(i) all items of information that could be classified as a trade secret pursuant to Georgia law;

(ii) the names, addresses and banking requirements of the customers of the Bank and the nature and amount of business done with such customers;

(iii) the names and addresses of employees and other business contacts of the Bank;

(iv) the particular names, methods and procedures utilized by the Bank in the conduct and advertising of its business;

(v) application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Bank; and

(vi) marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Bank's manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Officer without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(f) "Trigger Date" means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if the Officer's employment with the Bank is terminated by the Bank without Cause or by Officer for Good Reason (as such terms are defined herein) within the six (6) month period prior to the date on which the Change of Control occurs and if such Change of Control is consummated (such a termination of employment, an "***Anticipatory Termination***"), then for all purposes of this Agreement the "Trigger Date" means the date immediately prior to the date of such termination of employment.

(g) "Trade Secrets" means any information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or otherwise meets the definition of Trade Secret under the Georgia Trade Secrets Act of 1990, as it may be amended from time to time, or any similar statute which replaces such Act. Information which does not meet the definition of Trade Secret shall nevertheless be considered Confidential Information to the extent it is within the definition of Confidential Information.

2. EMPLOYMENT.

Officer and the Bank acknowledge that the employment of the Officer by the Bank is "at will" and Officer shall have no rights under this Agreement unless Officer is terminated by the Bank without Cause or by the Officer with Good Reason during the period commencing on the Trigger Date and ending on the first anniversary of such date.

3. TERMS OF AT WILL EMPLOYMENT.

(a) During the term of his or her employment by the Bank, and excluding any periods of vacation and sick leave to which the Officer is entitled, the Officer agrees to devote reasonable attention and time to the business and affairs of the Bank and, to the extent necessary to discharge the responsibilities assigned to the Officer by the Board of Directors or the Chief Executive Officer, to use the Officer's reasonable best efforts to perform faithfully and efficiently such responsibilities.

(b) During the term of this Agreement, the Officer will not, without the prior written consent of the Bank, directly or indirectly other than in the performance of the duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, except: (i) with respect to any family businesses of the Officer not in competition with the Business of the Bank for which the rendering of such services will not have an adverse effect upon Officer's performance of his or her duties and obligations hereunder; (ii) that Officer shall be permitted to engage in charitable and community affairs

provided that such activities do not interfere with the performance of his or her duties and responsibilities enumerated herein; and (iii) to give attention to Officer's investments provided that such activities do not interfere with the performance of his or her duties and responsibilities enumerated herein and that such investments shall not result in the Officer's collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank (as defined below).

4. TERMINATION OF EMPLOYMENT.

(a) Cause. For purposes of this Agreement, "Cause" shall mean:

(i) conduct by the Officer that (x) constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Officer's office and (y) is demonstrably likely to lead to material injury to the Bank (including harm to its business reputation) or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Officer;

(ii) conduct resulting in the conviction of the Officer of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

(iii) material breach of the Officer's obligations under this Agreement;

(iv) intentional breach by the Officer of any of the Bank's policies and procedures;

(v) performance in job duties which results in the Officer not attaining pre-determined performance goals and objectives;

(vi) the failure by Officer to perform the Officer's assigned duties or to follow reasonable instructions from the Officer's supervisor; or

(vii) Conduct by the Officer which results in the permanent removal of the Officer from his or her position as an officer or employee of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

(b) Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material diminution in the compensation, duties and responsibilities of the Officer or a transfer of the Officer to another location more than thirty (30) miles from the location of the office where the Officer is employed at the time of the Change in Control, excluding for this purpose an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Bank within thirty (30) days after receipt of notice thereof given by the Officer (each of these an "***Event***" for purposes of this Section 4(b)). Officer must notify the Bank of any Event that constitutes Good Reason within ninety (90) days following Officer's knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement. Notwithstanding the foregoing, "Good Reason" shall not include (i) a change in the Officer's reporting requirements following a Change in Control or (ii) a change in the Officer's title following a Change in Control.

(c) Notice of Termination. Any termination by the Bank for Cause, or by the Officer for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer's employment under the provision so indicated and (iii) specifies the termination date (which date shall not be more than thirty (30) days after the giving of such notice; *provided, however* , if Officer is terminating for Good Reason such date shall not be less than thirty (30) nor more than forty-five (45) days after giving of such notice). The failure by the Officer or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Officer or the Bank, respectively, hereunder or preclude the Officer or the Bank, respectively, from asserting such fact or circumstance in enforcing the Officer's or the Bank's rights hereunder.

(d) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be. The Bank and the Officer shall take all steps necessary (including with regard to any post-termination services by the Officer) to ensure that any termination described in this Section 4 constitutes a "separation from service" within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which the separation from service takes place shall be the "Date of Termination."

(e) Covenants Necessary to the Bank's Business.

(i) Non-Solicitation of Customers. The Officer covenants and agrees that, during the term of this Agreement and for a period of one (1) year following the Date of Termination, Officer will not, either directly or indirectly, on the Officer's own behalf or in the service or on behalf of others, in competition with the Business of Bank (as defined below), solicit, entice or recruit for a Competing Business (as defined below), attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Bank with whom Officer had contact on behalf of the Bank during the twelve (12) months prior to the termination of this Agreement. For the purposes of this Agreement, "Business of the Bank" means the business conducted by the Bank, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans. "Competing Business" shall mean any business that, in whole or in part, is the same as or substantially similar to the Business of the Bank.

(ii) Non-Solicitation of Employees. Officer covenants and agrees that, during the term of this Agreement for a period of one (1) year following the Date of Termination, Officer will not, either directly or indirectly, on the Officer's own behalf or in the service or on behalf of others, solicit, entice, encourage, cause, or recruit any person employed by the Bank or an Affiliated Company and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, to leave such person's employment with the Bank or an Affiliated Company to join a Competing Business.

(iii) Consideration for Covenants. Officer covenants and agrees that the payment of any Severance Payment (as defined in Section 5(b)) shall be subject to and expressly conditioned upon Officer's compliance with the covenants set forth in subparagraphs (i) and (ii) above. Should Officer fail to comply with these covenants, the Bank shall not be required to make the Severance Payment (or any portion of the Severance Payment that remains unpaid), and the Officer shall be required to repay any portion of the Severance Payment that the Officer has already received from the Bank.

(f) Bank Information.

(i) Ownership of Information. All Bank Information received or developed by the Officer while employed by the Bank will remain the sole and exclusive property of the Bank.

(ii) The Officer agrees (x) to hold Bank Information in strictest confidence, and (y) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Officer is required by law to disclose any Bank Information, the Officer will not make such disclosure unless (and then only to the extent that) the Officer has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Officer becomes aware that such disclosure has been requested and is required by law. This Section 4(f) shall survive for a period of one (1) year following the Date of Termination with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets.

(iii) Delivery upon Request or Termination. Upon request by the Bank, and in any event upon termination of the Officer's employment with the Bank, the Officer will promptly deliver to the Bank all property belonging to the Bank, including without limitation all Bank Information then in the Officer's possession or control.

5. OBLIGATIONS OF THE BANK UPON TERMINATION.

(a) If, during the one year period commencing on the Trigger Date and ending on the first anniversary of the Trigger Date, (i) the Bank shall terminate the Officer's employment without Cause, or (ii) the Officer shall terminate employment for Good Reason, then the Bank shall pay to Officer the Severance Payment (defined below).

(b) Severance Payment. The "Severance Payment" shall be an amount equal to one (1) times the average of the Officer's base salary over the last three (3) full fiscal years (or the average annualized compensation paid to the Officer for such shorter period as the Officer has been employed by the Bank) prior to the Date of Termination. The Severance Payment shall be payable to Officer as follows:

(i) The Severance Payment, if any is due hereunder, shall be paid to Officer in a lump sum not later than thirty (30) days following Officer's Date of Termination.

(ii) In the event of an Anticipatory Termination, the Severance Payment shall be paid to Officer in a lump sum not later than thirty (30) days following the date of the Change of Control.

Notwithstanding the foregoing, if any amount paid pursuant to this Section 5(b) is deferred compensation within the meaning of Section 409A of the Code and as of the Date of Termination Officer is a Specified Employee, amounts that would otherwise be payable during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following Officer's "separation from service" within the meaning of Section 409A of the Code (the "Delayed Payment Date"). As used in this Agreement, the term "Specified Employee" means a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). By way of clarification, "specified employee" means a "key employee" (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Bank. Officer shall be treated as a key employee if the Officer meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an "identification date". For purposes of any "Specified Employee" determination hereunder, the "identification date" shall mean the last day of each calendar year.

6. SUCCESSORS.

(a) This Agreement is personal to the Officer and without the prior written consent of the Bank shall not be assignable by the Officer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Officer's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, "the Bank" shall mean SBT as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. COMPLIANCE WITH SECTION 409A.

(a) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.

(b) The Bank and Officer agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A of the Code.

(c) The Bank makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Bank of any particular tax effect to Officer under this Agreement. The Bank shall not be liable to Officer or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

8. MISCELLANEOUS.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Officer:

[redacted]

If to the Bank:

State Bank and Trust Company
4219 Forsyth Road,
Macon, Georgia 31210
Attention: Chief Executive Officer
Facsimile: (478) 722-6250

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise

illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

(d) The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein, except as specifically set forth in Section 6 above. From the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STATE BANK AND TRUST COMPANY

By: [signature]
Name: Lisa G Love
Title: SVP/Asst Sec

OFFICER

[signature]

Bradford L Watkins